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                                    EXHIBIT 5


                               The Law Offices of
             O'CONNOR, CAVANAGH, ANDERSON, KILLINGSWORTH & BESHEARS
                         One East Camelback Road, Suite
                                      1100
                             Phoenix, Arizona 85012

                            Telephone: (602) 263-2400
                               Fax: (602) 263-2900


                               September 10, 1998


MarineMax, Inc.
18167 U.S. 19 North, Suite 499
Clearwater, Florida 33764

                  RE:      REGISTRATION STATEMENT ON FORM S-8
                           MARINEMAX, INC.

Gentlemen:

                  As legal counsel to MarineMax, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about September 11, 1998 in connection with the registration under the Securities Act of 1933, as amended, of 1,980,000 shares of the Company's common stock, par value $0.001 per share, (the "Common Stock") issuable pursuant to the Company's 1998 Incentive Stock Plan (the "Incentive Plan") and 500,000 shares of Common Stock issuable pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Employee Plan"). The shares of Common Stock issuable pursuant to the Incentive Plan and the Employee Plan are collectively referred to as the "Shares." The facts, as we understand them, are set forth in the Registration Statement.

                  With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

                  A. The Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, as amended through the date hereof;

                  B. The Bylaws of the Company, as amended through the date hereof;

                  C. Resolutions of the Board of Directors of the Company dated April 5, 1998, reserving a maximum of the lesser of 4,000,000 shares or 15% of the then-outstanding shares of the Common Stock of the Company for issuance pursuant to the Incentive Plan;

                  D. Resolutions of the Board of Directors of the Company dated April 30, 1998, reserving 500,000 shares of Common Stock of the Company for issuance pursuant to the Employee Plan; and

                  E. The Registration Statement.
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MarineMax, Inc.
September 10, 1998
Page 2


                  Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the terms of the Incentive Plan and the Employee Plan, will be validly issued, fully paid and nonassessable.

                  Please be advised that we are members of the State Bar of Arizona, and our opinion is limited to the legality of matters under the laws of the State of Arizona and the General Corporation Laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

                  We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

                                             Very truly yours,


                                             /s/  O'Connor, Cavanagh, Anderson,
                                             Killingsworth & Beshears, P.A.